ASSET PURCHASE AGREEMENT


AMONG


EUROPENTAIR GmbH
PENTAIR DEUTSCHLAND GmbH
F C HOLDINGS, INC.

and

SCHROFF GmbH




FOR ACQUISITION OF ASSETS OF SCHROFF GmbH

BY PENTAIR DEUTSCHLAND GmbH

AND

FOR ACQUISITION OF SUBSIDIARIES OF SCHROFF GmbH

BY EUROPENTAIR GmbH
AND F C HOLDINGS, INC.



DATED AS OF DECEMBER 22, 1993

ASSET PURCHASE AGREEMENT

Section Title
                                         Page

                PARTIES
                RECITALS
                AGREEMENT

        1.      Definitions
        1.1     Agreement
        1.2     Applicable Law
        1.3     Assets
        1.4     Business
        1.5     Closing
        1.6     Closing Date
        1.7     Confidential Information
        1.8     Contracts
        1.9     Economic Transfer Date
        1.10    Employee Benefits
        1.11    Financial Statements
        1.12    Governmental Authority
        1.13    Group Balance Sheet
        1.14    Hazardous Substances
        1.15    Intellectual Property/Relevant
                  Intellectual Property
        1.16    Net Equity
        1.17    Operating Permits
        1.18    Real Estate
        1.19    Schroff Group
        1.20    Seller's Balance Sheet
        1.21    Straubenhardt Facility
        1.22    Subsidiaries/Subsidiary

        2.      Sale and Transfer of Assets
        2.1     Permits
        2.2     Contracts
        2.3     Records
        2.4     Intellectual Property
        2.5     Firm Name
        2.6     Other Assets

        2A.     Sale and Transfer of Shares of
                  Subsidiary
        2A.1    EuroPentair
        2A.2    F C  Holdings
        2B.     Noncompetition Agreement

        3.      Purchase Price
        3.1     Group Balance Sheet
        3.2     Calculation of Purchase Price
        3.3     Payment

        4.      Assumption of Liabilities
        4.1     Liabilities to be Assumed
        4.2     Liabilities not Assumed

        5.      Closing

        6.      Seller's Representations
        6.1     Organization
        6.2     Valid and Enforceable Agreement
        6.3     Title
        6.4     Locations, Subsidiaries and Investments
        6.5     Financial Statements
        6.6     No Material Change
        6.7     Inventory
        6.8     Tangible Personal Property
        6.9     Real Property
        6.10    Leases
        6.11    Intellectual Property
        6.12    Material Contracts
        6.13    Employee Matters
        6.14    Litigation
        6.15    Compliance with Laws
        6.16    Permits, Certifications and Licenses
        6.17    Environmental Laws
        6.18    Insurance
        6.19    Employee Benefits
        6.20    Accounts Receivable
        6.21    Books and Records
        6.22    Transactions with Related Parties
        6.23    Bank Accounts
        6.24    No Undisclosed Liabilities
        6.25    Product Warranty
        6.26    Major Customers and Suppliers
        6.27    Prospective Changes
        6.28    All Assets
        6.29    Material Omissions

        7.      Buyer's Representations
        7.1     Organization of Pentair Deutschland
        7.2     Organization of EuroPentair
        7.3     Organization of F C Holdings
        7.4     Valid and Enforceable Agreement

        8.      Actions Following Execution
        8.1     Operations
        8.2     Additional Restrictions Following
                  Economic Transfer Date
        8.3     Maintenance of Assets
        8.4     Access to Records and Facilities
        8.5     Requirements with Respect to
Subsidiaries
        8.6     Requirements with Respect to Other
Assets
        8.7     Krupp Cash Clearing System
        8.8     Interim Financing
        8.9     Subsidiary Dividends

        9.      Covenants of Seller
        9.1     Further Documents and Assurances
        9.2     No Impairment of Transaction

        10.     Covenants of Buyer
        10.1    Further Documents and Assurances
        10.2    No Impairment of Transaction
        10.3    Operating Permits
        10.4    Maintenance of records and Access

        11.1    Representations and Covenants
        11.2    Certified Copy of Resolutions
        11.3    Injunctions
        11.4    Opinion of Counsel
        11.5    Environmental Assessments
        11.6    Real Estate
        11.7    Transfer of Assets
        11.8    Certain Approvals
        11.9    Guaranty
        11.10   Approval by Board of Directors

        12.     Conditions Precedent to Obligations of
                  Seller
        12.1    Representations and Covenants
        12.2    Certified Copy of Resolutions
        12.3    Injunctions
        12.4    Opinion of Counsel
        12.5    Certain Approvals
        12.6    Guaranty
        12.7    Approval by Supervisory Board

        13.     Allocation of Purchase Price

        14.     Broker

        15.     Expenses and Taxes
        15.1    Seller Expenses
        15.2    Buyer Expenses
        15.3    Indemnity for Subsidiary Taxes

        16.     Reduction in Purchase Price
        16.1    Claim for Reduction
        16.2    Notice of Claim

        17.     Damages for Breach of Agreement
        17.1    Claim for Damages
        17.2    Notice of Claim

        18.     Indemnification of Parties
        18.1    Indemnification by Seller
        18.2    Indemnification by Buyers
        18.3    Procedure for Claiming Indemnification

        19.     Limitation on Monetary Remedy of Buyer

        20.     Seller's Confidential Information

        21.     Termination of Agreement

        22.     Consequential Damages

        23.     Announcements

        24.     Survival of Representations

        25.     Amendments

        26.     Notices

        27.     Waiver

        28.     Counterparts

        29.     Binding Agreement

        30.     Entire Agreement

        31.     English Language

        32.     Governing Law

        33.     Arbitration of Disputes

        34.     Severability

ASSET PURCHASE AGREEMENT


        THIS AGREEMENT is entered into this 22 day of December, 1993, by and between

PARTIES:

1. Pentair Deutschland GmbH, a German limited liability company in formation under the laws of the Federal Republic of Germany, which has its offices at Straubenhardt, Germany and has filed for registration in the Handelsregister of the Amtsgericht Pforzheim, a copy of a certified extract of which is attached hereto as Exhibit A (hereinafter referred to as "Pentair
Deutschland") and

2. EuroPentair GmbH, a German limited liability company in formation under the laws of the Federal
Republic of Germany, which has its offices at Straubenhardt, Germany and has filed for registration in the Handelsregister of the Amtsgericht Pforzheim, a copy of a certified extract of which is attached hereto as Exhibit B (hereinafter referred to as "EuroPentair") and

3.      F C Holdings, Inc., a Delaware business
corporation, which has its principal place of business at Waters Edge Plaza, 1500 County Road B2 West, St.
Paul, MN 55113-3105 (hereinafter referred to as "F C
Holdings")

  -  collectively hereinafter referred to as "Buyers"
- -

4. Schroff GmbH, a German limited liability company duly organized and existing under the laws of the Federal Republic of Germany, which has its registered offices at Straubenhardt, Germany and is registered in the Handelsregister of the Amtsgericht
Pforzheim under file no. HRB 2807, a copy of a certified extract of which is attached hereto as Exhibit C

  -  hereinafter referred to as "Seller"  -

RECITALS:

A.      Seller is a wholly-owned subsidiary of Fried.
Krupp AG Hoesch-Krupp (hereinafter referred to as
"Krupp") which is registered in the Handelsregister of the Amtsgericht Essen under file no. HRB 9633 and of the Amtsgericht Dortmund under file no. HRB 10455.

B. Krupp and Seller are parties to a profit and loss absorption and domination agreement dated May 18, 1972 and registered December 17, 1990.

C.      Buyers are ultimately owned by Pentair, Inc.
(hereinafter referred to as "Pentair"), a Minnesota business corporation, which has its principal place of business at Waters Edge Plaza, 1500 County Road B2
West, St. Paul, MN 55113-3105.

D. The Schroff Group is engaged in the business of the manufacture and sale of electronic enclosures, microprocessor packaging systems and related products throughout the world.

E. Seller desires to sell and Buyers desire to purchase the assets of the Business, including the Straubenhardt Facility, the shares of the Subsidiaries and any other assets of the Seller used in the Business.


AGREEMENT:


1. Definitions. The terms below shall have the following meanings under this Agreement unless the context clearly requires otherwise:

1.1 "Agreement" means this Asset Purchase Agreement and the Exhibits hereto and the other agreements attached hereto and made a part of this Agreement

1.2 "Applicable Law" means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any Governmental Authority, interpretations of any of the foregoing by a Governmental Authority having jurisdiction with respect thereto, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

1.3 "Assets" means the assets, properties and rights to be sold by Seller as described in Section 2.

1.4 "Business" means the research, development, engineering, fabrication, sale and marketing of electrical and electronic enclosures, microprocessor packaging systems and related products by Seller and the other members of the Schroff Group as presently or in the past conducted.

1.5     "Closing" means the actual transfer and
delivery of the instruments of conveyance for the Assets, the exchange and delivery by the parties of such other documents and instruments contemplated by this Agreement.

1.6 "Closing Date" means the close of business on the later of (i) February 28, 1994 or (ii) the termination of any applicable waiting period imposed by the German Cartel Office, the Department of Justice or
Federal Trade Commission, as applicable in the United
States, and any other applicable antitrust authority, or such other date as the parties hereto mutually agree, on which date all conditions to Closing set forth in Sections 11 and 12 hereof shall have been satisfied or waived.

1.7 "Confidential Information" shall consist of information ordinarily known only to Seller's personnel involved in the Business, such as customer lists, supplier lists, trade secrets, pricing records, inventory records and such other information normally understood to be confidential or otherwise designated as such in writing by the Seller. "Confidential
Information" shall not include information (i) which was known to Buyers prior to its receipt from Seller
(ii) which was publicly divulged by Seller prior to its receipt by Buyers, (iii) which through no act in breach of this Agreement or the Confidentiality Agreement between Krupp and Pentair dated October 10, 1993 on the part of Buyers, becomes publicly divulged; or (iv) which was received in good faith by Buyers from any third party without breach by any party of any obligations of confidentiality.

1.8 "Contracts" means all agreements, contracts, commitments, unfilled purchase orders for raw materials and supplies, unfilled sales orders and leases of real and personal property relating to the Business.

1.9     "Economic Transfer Date" means 0:00 a. m. on
January 1, 1994.

1.10 "Employee Benefits" means any and all pension or welfare benefit programs, plans, arrangements, agreements and understandings for employees, groups of employees or specific individual employees to which Seller or any member of the Schroff Group contributes or is a party, by which any of them may be bound or under which any of them may have liability, other than benefits required by Applicable Law, including without limitation pension or retirement plans, deferred compensation plans, bonus or incentive plans, early retirement programs, severance pay policies, support funds, medical or dental insurance, payment or reimbursement plans.

1.11 "Financial Statements" means (i) the separate audited balance sheets and related statements of income of Seller, Schroff UK Ltd., Schroff Inc., Schroff S. A.
and Schroff K. K., as at December 31, 1990 through
1992, inclusive, and of Schroff S. r. L. and Schroff
Scandinavia AB, as of December 31, 1991 and 1992, and results of operations for the years then ended, including the audit report of which they are a part, in each case certified by their respective auditors and
(ii) the unaudited consolidated balance sheet and related statement of income of the Schroff Group as a whole, as at December 31, 1992, and the results of operations for the year then ended, which consolidated statement shall, however, include the following subsidiaries accounted for solely on the cost method
("Anschaffungskosten"): Schroff Scandinavia AB, Schroff
S.r.L. and Schroff Co. Ltd.

1.12    "Governmental Authority" means any
supranational, national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court in whatever country having jurisdiction in whole or in part over the Schroff Group or the Business.

1.13 "Group Balance Sheet" means the consolidated balance sheet dated as of December 31, 1993 of the Schroff Group prepared in accordance with Section 3.1 hereof.

1.14 "Hazardous Substances" shall include any substance, material, or waste which is as of the Closing Date regulated or, on or before the Closing
Date,  is proposed to be regulated, by any Governmental
Authority, including, but not limited to, any material or substance which is designated as a hazardous or polluting substance or subject to regulation as a hazardous or toxic substance pursuant to any Applicable
Law.

1.15    "Intellectual Property" consists of patents
("Patente"), utility patents ("Gebrauchsmuster"), design patents ("Geschmacksmuster") and registrations and applications therefor; copyrights and copyright registrations and applications therefor; trademarks, brand names and tradenames and registrations and applications therefor; know-how; and licenses of any of the foregoing. "Relevant Intellectual Property" means
Intellectual Property owned or licensed by the Schroff
Group or otherwise used in the Business.

1.16 "Net Equity" means the sum of the amounts of the following separate accounts reflected on the Group
Balance Sheet:

Subscribed Capital
Capital Reserves
Retained Earnings
Consolidation Items

1.17 "Operating Permits" means all of the permits, licenses, authorities or other franchises granted by any Governmental Authority or other third party required or appropriate for the continued operation of the Business in the manner heretofore operated by Schroff Group.

1.18 "Real Estate" means the land, buildings and all attached fixtures of the Straubenhardt Facility and any other real estate owned by Seller, all of which real property shall be listed in Exhibit 6.11.

1.19 "Schroff Group" means the Seller and its Subsidiaries, collectively.

1.20 "Seller's Balance Sheet" means the separate audited balance sheet of Seller as at December 31, 1993, as certified by its auditors.

1.21 "Straubenhardt Facility" means the office, warehousing and manufacturing complex of the Seller located at Straubenhardt, Germany which is the location of Seller's registered offices.

1.22 "Subsidiaries" means the following business organizations, located in and founded in the jurisdictions listed below, and "Subsidiary" shall mean any one of the following, as the context may require:

Name of         Primary           Jurisdiction of
Subsidiary      Location          Incorporation

SCHROFF S.A.    Betschdorf        France
SCHROFF UK Ltd. Hemel Hempstead,
                  England         United Kingdom
SCHROFF Inc.    Warwick,
                  Rhode Island    Rhode Island
                                  (US)
SCHROFF K.K.    Yokohama          Japan
SCHROFF
 Scandinavia AB Enskede           Sweden
 (formerly SCHROFF Svenska AB)
SCHROFF S.r.L.  Gallarate         Italy
SCHROFF Co. Ltd.Taipei            Taiwan


2. Sale and Transfer of Assets. Seller shall sell, transfer and deliver to Pentair Deutschland and Pentair Deutschland shall purchase from Seller at the Closing all of Seller's right, title and interest in all of the assets of the Seller as reflected in Seller's Balance Sheet (except for the shares of the Subsidiaries), and the assets and property described below owned by Seller on the Closing Date:

2.1     Permits.  All Operating Permits relating to the
Business, to the extent transferable by the Seller.

2.2     Contracts.   All Contracts except those not
assumed by Pentair Deutschland pursuant to Section 4 herein; provided, however, if the assignment of any such Contract requires the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment will constitute a breach thereof, but Seller and Pentair Deutschland agree that they will use their best efforts to obtain the written consent of the other parties to such assignment; failing such consent, Seller will continue to execute any such Contract upon the direction for the risk and benefit of Pentair
Deutschland.

2.3 Records. All books, records and procedural manuals, whether stored electronically or otherwise.

2.4     Intellectual Property.

2.4.1 Patents, utility patents, and design patents and registrations therefor as listed in Exhibit 2.4.1.

2.4.2 Trademarks, brand names, trade names and registrations therefor as listed on Exhibit 2.4.2.

2.4.3 Copyrights for computer software developed by Seller as listed in Exhibit 2.4.3.

        Copyrights to other documents to the extent owned by Seller.

2.4.4 Right to use copyrights developed by current or former employees of Seller ("Urheberrechte") to the extent owned by Seller.

2.4.5   Subject to the approval of licensor, if
required, rights to use industrial property granted under license agreements listed in Exhibit 2.4.5.

2.4.6 Subject to the approval of licensees, if required, licenses granted by Seller as listed in
Exhibit 2.4.6.

2.4.7   Technical documentation reflecting the
engineering and production data, design data, plans, specifications, drawings, technology, know-how, trade secrets, manufacturing processes, relating to the Business or to the maintenance of Assets and all documentary evidence thereof, including without limitation the technical knowledge incorporated in such documentation as more specifically categorized in
Exhibit 2.4.7.

2.4.8 To the extent that Intellectual Property owned by Seller is entered in the pertinent patent and trade mark registers or offices, Seller shall, to the full extent permitted by law, deliver to Pentair Deutschland all related files in Seller's direct and indirect possession and all documents, certificates and declarations (hereinafter referred to as "Assignment
Documents") necessary to enable Pentair Deutschland to register such Intellectual Property in its name.

        If at a later date any competent Governmental
Authority shall demand additional Assignment Documents from the previously registered owner, Seller shall prepare and submit them to Pentair Deutschland.

        Seller and Pentair Deutschland shall use their best efforts to obtain the approval of licensors and licensees pursuant to Sections 2.4.5 and 2.4.6 above;
the failure to so obtain required consents shall be deemed to constitute incapability of performance in accordance with Section 34 hereof.

2.5 Firm Name. The right to use the name "Schroff" and any derivation thereof.

2.6 Other Assets. All other assets used in the Business which are not capitalized and therefore not reflected in Seller's Balance Sheet.

Those assets, although reflected in the Seller's
Balance Sheet, that were disposed of in the normal course of business between January 1, 1994 and Closing are not being sold or transferred hereunder. Those assets, although not reflected in Seller's Balance
Sheet, that were acquired by Seller in the ordinary course of business between January 1, 1994 and Closing shall be sold and transferred hereunder.


        2A.     Sale and Transfer of Shares of
Subsidiaries. Seller shall sell, transfer and deliver to EuroPentair and to F C Holdings, and they shall purchase from Seller, at the Closing all of Seller's right, title and interest in all of the shares of the Subsidiaries shown below:

2A.1    EuroPentair.  EuroPentair shall acquire the
shares of Schroff UK Ltd., Schroff S. A., Schroff
S.r.L. and Schroff Scandinavia AB.

2A.2    F C Holdings.  F C Holdings shall acquire the
shares of Schroff Inc., Schroff K. K. and Schroff Co.
Ltd.


2B.     Noncompetition Agreement.  Seller and Buyers
conclude the attached Noncompetition Agreement in notarial form, which is made a part of this Agreement.


3.      Purchase Price.

3.1 Group Balance Sheet. Seller shall prepare a consolidated balance sheet of the Schroff Group as of December 31, 1993, based on the audited financial statements of Seller and the Subsidiaries as at such date, which statements shall be prepared in accordance with GOB (generally accepted accounting principles in Germany) and the principles of consolidation laid down in the 1992 Krupp annual report, applicable to the Business, consistently applied. Any permitted change in accounting methods or principles listed in Exhibit 6.6 since the date of the Financial Statements will be offset in the preparation of the Group Balance Sheet, in order to ensure such consistency.

        The Group Balance Sheet shall be audited by C &
L Treuhandvereinigung Deutsche Revision AG, Essen ("C &
L"). Deloitte & Touche GmbH, Mannheim will conduct a review of the auditors' working papers of (i) the audited financial statements as of December 31, 1993 for Seller and for Schroff UK Ltd., Schroff S. A.,
Schroff Inc. and Schroff K. K. and (ii) the consolidation of the financial statements of the Schroff Group, for the purpose of verifying the consolidation and accounts of the Schroff Group on behalf of Buyers. The separate financial statements of Seller and its Subsidiaries as of December 31, 1993 shall have received an unqualified opinion of their respective auditors; the consolidated financial statements of the Schroff Group as of that date shall have received an unqualified opinion of C & L.

3.2 Calculation of Purchase Price. The purchase price for the Assets shall be the total of the following amounts:

(i)     DM 216.000.000; plus or minus
(ii) the difference, if any, between Net Equity and DM 103.400.000; plus
(iii)   the amount of reserves reflected on the Group
Balance Sheet for Seller's pension obligations related to retirees and former employees with vested pension rights; plus
(iv) the amount, if any, of other reserves reflected on the Seller's Balance Sheet which are specifically destined to cover then-existing claims in tort for products liability, then-existing claims for environmental liabilities, claims for taxes owed by Seller and claims for compensation with respect to employee inventions ("Arbeitnehmererfindungen"); plus
(v) any value added tax which becomes legally due or is triggered at the election of the Seller.

        The purchase price shall be calculated as of December 31, 1993. The acquisition of the Assets shall take place with economic effect as of January 1, 1994.
The above amounts (i) through (iv) shall bear interest at the rate of 6.8% per annum for the period from the Economic Transfer Date to the date of payment of each portion of the purchase price.

3.3     Payment.  The amount of DM 216.000.000,
constituting the portion of the purchase price set forth in Section 3.2(i) above and all amounts of indebtedness to Krupp and its affiliates reflected on the Seller's Balance Sheet, plus interest at 6.8% per annum thereon, shall be paid in cash or in immediately available funds by wire transfer on the Closing Date.
If notice to Buyers of the amount of indebtedness to Krupp and its affiliates is not given on or prior to the tenth business day preceding Closing, payment thereof shall be made on the tenth business day following the date such notice is given. The balance of the purchase price, plus interest at 6.8% per annum thereon, shall be paid by Buyers at Closing, unless such amount has not then been finally calculated and agreed to by Closing, in which case such amount shall be paid when finally calculated pursuant to Section 3.2 above and agreed to by the Seller and Buyers. Any amount payable under Section 3.2(v) above shall be settled by immediate assignment by Buyers to Seller, or to its affiliates as directed by Seller, of any recoverable VAT claims ("abzugsfahige Vorsteuer") therefor, except for amounts set off against such recoverable amount by the competent Governmental
Authority for VAT taxes payable by Buyers with respect to its operations following the Economic Transfer Date.
If there exists any dispute between the parties over any amount of the purchase price, under Section 3.2(ii) through (iv), Buyers shall promptly pay the undisputed portion thereof and the balance shall be subject to negotiation or arbitration.


4.      Assumption of Liabilities.

4.1     Liabilities to be Assumed.  At Closing, Pentair
Deutschland shall assume, and agree to satisfy and perform, to the extent not satisfied or performed prior to the Closing Date, without any charge or cost to Seller, the liabilities reflected on the Seller's
Balance Sheet, including indebtedness to Krupp and its affiliates, except (A) as specifically excluded pursuant to Section 3.2 (iii) and (iv) above, (B) those claims for product liability for injury to persons or property arising out of a defect in products of the Business, to the extent the injury which gives rise to such claim occurs before the Economic Transfer Date,
(C) those claims for environmental damages or liabilities to the extent the actions which give rise to such claims occurred prior to the Economic Transfer
Date, (D) claims for taxes owed by Seller and (E) claims for compensation with respect to employee inventions ("Arbeitnehmer-erfindungen"). If the assumption of any liabilities assumed by Pentair
Deutschland under this Section 4.1 require the consent of any third party, Seller and Pentair Deutschland agree they will use their best efforts to obtain the written consent of such third parties to the assumption; failing such consent, Pentair Deutschland will indemnify Seller against any claim arising out of such assumed liabilities.

4.2 Liabilities Not Assumed. Pentair Deutschland shall not assume and shall not be responsible for any liabilities and obligations of Seller, other than as set forth in Section 4.1, regardless whether such liabilities are imposed by law upon Pentair
Deutschland, including without limitation Section 419 of the German Civil Code, Section 25 of the Commercial
Code ("HGB"), Section 75 of the Tax Procedure Act or otherwise. As between the parties, Seller agrees to indemnify Pentair Deutschland with respect thereto pursuant to Section 18 hereof, to the extent Pentair
Deutschland is liable to pay or perform any such liability. Seller and Pentair Deutschland shall cooperate in the entry in the Handelsregister of an appropriate notice under Section 25 of the HGB of the limitation on Pentair Deutschland's liability provided for herein.


5. Closing. The Closing shall take place on the Closing Date at the offices of Krupp in Essen, Germany or at such other time and place as may be mutually agreed upon. All transfers and assignments shall become effective and all documents shall be deemed to have been delivered simultaneously by the parties upon receipt by Seller of payment by Buyers in cash or by wire transfer of that portion of the purchase price and indebtedness of Seller to Krupp and its affiliates set forth in Section 3.3 above due on the Closing Date.

5.1 Pentair Deutschland and Seller agree that title to all Assets sold hereunder shall pass to Pentair
Deutschland at such time and that Pentair Deutschland shall take possession of the Assets on that date. With respect to Assets in the possession of third parties, Seller hereby assigns at Closing its recovery claims
("Herausgabeanspruche") to Pentair Deutschland.

5.2 At the Closing, Seller and Pentair Deutschland shall notify the notary hereof in writing that the notary may proceed with all appropriate actions to consummate the attached real estate agreement concluded by the parties in notarial form and made a part of this Agreement.

5.3     At the Closing, Seller shall deliver to
EuroPentair and F C Holdings such stock certificates, stock powers and other instruments of conveyance necessary to transfer title to the shares of the Subsidiaries as provided in Section 2A hereof, in a manner consistent with the law of the jurisdiction of incorporation of each Subsidiary.

5.4 At the Closing, Pentair Deutschland shall, to the extent obtained, deliver to Seller such undertakings and other instruments satisfactory in form and substance to Seller and its counsel as shall be effective to cause Pentair Deutschland to assume the liabilities of Seller assumed pursuant to Section 4 hereof.

5.5     At the later of Closing or the date fifteen
(15) business days following delivery of a list of all financial guarantees of Seller, Krupp and its affiliates theretofore provided in favour of any member of the Schroff Group, Buyers shall secure the discharge of each of them from such guaranties, effective on such date.


6. Seller's Representations. Seller represents as follows, and acknowledges that, (i) notwithstanding any investigation Buyers may undertake, Buyers are relying on the following representations and (ii) the same shall be true on the date hereof and as of the Closing
Date and shall survive the Closing of this transaction in accordance with Section 24 of this Agreement:

6.1 Organization. Seller is a limited liability company organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns. To the extent Seller does business outside its jurisdiction of incorporation, it is qualified or licensed to do business in such jurisdiction. Exhibit
6.1 hereto contains a complete and correct copy of the Seller's Articles of Association as presently in effect.

6.2     Valid and Enforceable Agreement.  This
Agreement constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally under any Applicable Law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violates or conflicts with, results in a breach of, or constitutes a default under (i) any law, regulation, judgment or order, decree, award or ruling to which Seller or the Assets are subject, (ii) the Articles of Association of Seller or (iii) subject to obtaining necessary consents, under material guaranties, contracts, agreements or leases or other restrictions of any kind or character, to which Seller is a party, by which Seller is bound or to which any of its property is subject.

6.3 Title. Seller has good and marketable title to all of the Assets and the Assets are free and clear of all liens, claims, charges, encumbrances and restrictions, except those defects in title and liens, charges and encumbrances arising out of customary retention of title ("Eigentumsvorbehalt") or those listed in Exhibits 6.8 or 6.9 hereto, if any, which do not detract from the value or otherwise impair the operations of the Business. Seller has the complete and unrestricted right, power and authority to sell, transfer and assign the Assets pursuant to this Agreement. Seller is explicitly entitled to transfer the firm name "Schroff" without restriction.

6.4 Locations, Subsidiaries and Investments. Set forth on Exhibit 6.4 hereto is a list of all branches, offices and warehouses of each member of the Schroff
Group.

(a)     Each Subsidiary is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own its property and to carry on its business as now being conducted.
To the extent any Subsidiary does business outside its jurisdiction of incorporation, it is qualified or licensed to do business in such jurisdiction.

(b) All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, of record or beneficially, by Seller, and except as set forth in Exhibit 6.4, free and clear of all liens, encumbrances, equities, options or claims whatsoever. No shares of capital stock of, or other ownership interest in, any Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other ownership interest in, such Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue or exchange any shares of capital stock of, or other ownership interest in, such Subsidiary.

(c)     Except as set forth in Exhibit 6.4, neither
Seller nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

6.5 Financial Statements. Buyers have received true, complete and accurate copies of the Financial
Statements. The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles adopted in the jurisdictions of incorporation of the members of the Schroff Group consistently applied throughout the periods indicated, and present fairly the financial condition of such members of the Schroff Group as at the dates indicated and for the periods indicated in the Financial Statements. The financial statements of the members of the Schroff Group dated as of December
31, 1993, including the notes thereto, have been prepared in accordance with generally accepted accounting principles adopted in their respective jurisdictions of incorporation consistently applied throughout the fiscal year indicated, and present fairly their respective financial condition as at the date indicated and for the periods indicated therein.

6.6     No Material Change.  Except as set forth in
Exhibit 6.6 hereto or as contemplated in Section 8 hereof, since December 31, 1992 there has not been:

(a) any material adverse change in the business, financial condition, operations or results of operations of the Schroff Group;

(b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or businesses of the Schroff
Group;

(c) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the share capital of any member of the Schroff Group, or any redemption or other acquisition of any of its shares by Seller;

(d) any increase in the compensation or granting of bonuses payable or to become payable by any member of the Schroff Group to its shareholders, directors, officers or employees except increases or grants occurring in the ordinary course of business and in accordance with past practice;

(e) any sale or transfer by any member of the Schroff Group of any tangible or intangible asset, any mortgage or pledge or creation of any security interest, lien or encumbrance of or in any such asset, any lease of real property or equipment, or any cancellation of any debt or claim, all except in the ordinary course of business or as disclosed in or reflected on the Financial Statements;

(f) any other transaction not in the ordinary course of business; or

(g)     any change in accounting methods or principles.

6.7 Inventory. Except as set forth on Exhibit 6.7, since December 31, 1992, the members of the Schroff
Group have maintained their respective inventories of raw materials, work in process, finished goods, merchandise, supplies and packaging materials in a normal and customary manner consistent with the prior practice of the Business. Exhibit 6.7 sets forth a listing of each location at which Inventory of the Schroff Group is, or is customarily, maintained.

6.8 Tangible Personal Property. To the extent not covered by reserves therefor in the Group Balance
Sheet, the machinery and equipment (including without limitation office equipment and the like), as defined in Section 266(2) A II 2 and 3 of the HGB, reflected in the Group Balance Sheet is in good operating condition and repair and there is no extraordinary wear and tear to such property, or any other deterioration, damage or defect, which would prohibit or materially impair the continued use of such property for the purposes for which they are presently employed by the Schroff Group, or which would require any material expenditure for repair or replacement for such use. Except as set forth on Exhibit 6.8, all such property has been maintained in accordance with maintenance procedures generally accepted in the industry. Exhibit 6.8 shall also disclose the existence of any liens, claims, charges, encumbrances and restrictions imposed upon or relating to all such property or to which such property is subject.

6.9     Real Property.

(a) Exhibit 6.9 hereto contains an accurate and complete list of all real property owned by any member of the Schroff Group and includes the name of the registered title holder thereof and a list of all indebtedness secured by a lien, mortgage, charge, encumbrance or restriction thereon. Excerpts from the entries in the Land Register, where applicable, are attached to Exhibit 6.9. To the extent not covered by reserves therefor in the Group Balance Sheet, the land and buildings as defined in Section 266(2) A II 1 of the HGB, reflected in the Group Balance Sheet are in good condition and repair and there is no material defect or extraordinary wear and tear to any such property, or any other deterioration, damage or defect, which would prohibit or materially impair the continued use of such property for the purposes for which they are presently employed by the Schroff Group, or which would require any material expenditure for repair or replacement for such use. Except as set forth on
Exhibit 6.9, all of such property has been maintained in accordance with maintenance procedures generally accepted in the industry. Except as set forth on
Exhibit 6.9, no portion of such real property is subject to any lease or leasehold interest contract or agreement for use thereof by third parties.

(b) Seller's present use of the Real Estate, and each Subsidiary's present use of their respective real property, and the improvements thereon, complies with all Applicable Laws and private restrictions which are applicable to such real property and the improvements thereon. To the knowledge of Seller, there are no pending, proposed or threatened changes in any Applicable Law which would apply to such real property.
There are no pending or, to the best of Seller's knowledge, threatened proceedings contesting the use by any member of the Schroff Group of such real property;
nor has any notice been given to any such member of any use thereof which is nonconforming.

(c) There are no existing or, to the best of Seller's knowledge, pending special assessments
("Erschliessungsgebuhren") affecting such real property and there are no current public improvements (water, sewer, sidewalk, street, alley, curbing, etc.) or condemnation actions affecting such real property or improvements thereon for which assessments may be levied after Closing other than as disclosed in the
Exhibit 6.9.  Seller has no knowledge of any planned
improvements which may result in assessments or condemnation actions.

(d) All utilities, including without limitation telephone, sewer system, water, electricity, gas and any other utilities necessary for the operation of such real property and the Business, are available, connected and operational.

6.10 Leases. Exhibit 6.10 hereto contains an accurate and complete list of all leases to which any member of the Schroff Group is a party (as lessee or lessor) where the remaining rental, as of December 31, 1993, under the lease (to the earliest termination date) exceeds DM 100.000, copies of which leases have been delivered to Pentair Deutschland prior to Closing.
Except as set forth on Exhibit 6.10: each such lease is in full force and effect; all rents due to date on each such lease have been paid or accrued; in each case the lessee has been in peaceable possession since the commencement of the original term of the lease and is not in default thereunder. Except as set forth in
Exhibit 6.10, the property leased by the Schroff Group under such leases has been maintained in accordance with maintenance procedures generally accepted in the industry.

6.11    Intellectual Property.

(a) To the knowledge of Seller, after due and proper examination as of December 1, 1993, all Intellectual Property listed on the Exhibits provided for in Section 2.4 hereof is owned by Seller. The same applies to the licenses granted or acquired by Seller which were still in force at Closing. If contrary to expectations it should emerge that at Closing there exist further Intellectual Property or further licenses granted or acquired by Seller which were still in force at Closing, those rights and licenses shall also be treated as if they were listed in Exhibits relating to
Section 2.4 and Seller shall undertake such further action to transfer such Intellectual Property in accordance with Section 2.4.8.

        (b)     The Relevant Intellectual Property is
free of any liens or encumbrances. To the knowledge of Seller, no one is infringing upon any rights of the Schroff Group with respect to any Relevant Intellectual
Property.

        (c)     Seller declares that as of December 1,
1993 according to the patent roll of the German Patent
Office or the European Patent Office, no objections of third parties other than those listed in Exhibit 6.11 hereto have been made to such applications in Germany and to applications made under the European Patent
Convention. Seller declares further that to the best of its knowledge, no such objections have been made up to the Closing Date.

        (d)     In addition, Seller declares that
according to the best of its knowledge no actions for annulment or cancellation are either pending or have been threatened against the Intellectual Property so listed and that to the extent according to the best of its knowledge actions for recovery have neither been made nor threatened.

        (e)     Seller is not aware that in its current
business activities it is infringing on Intellectual
Property rights of third parties or that it has been accused of doing so by a third party. Finally, Seller is aware of no circumstance, having made due and proper examination, which may entitle a licensor included in
Exhibit 2.4.5 hereto to terminate such license.

(f) No shareholder, director, officer, or employee of any member of the Schroff Group owns, directly or indirectly, in whole or in part, any Intellectual
Property rights which the Schroff Group uses, has used or the use of which is necessary for the conduct of the Business as presently conducted, except as listed or described in the Exhibits to Section 2.4. Rights to compensation belonging to former and current employees of Seller for inventions used by Seller in the conduct of its business ("Arbeitnehmererfindungen") will have been fully settled by Seller out of the purchase price without undue delay.

6.12    Material Contracts.

(a) Exhibit 6.12 sets forth a list of all of the following Contracts or arrangements by which any member of the Schroff Group is bound:

(i) any agreement which by its terms involves the future payment by or to the Schroff Group of DM 250.000 or more, as of the dates listed on such Exhibit;

(ii) any Contract limiting the freedom of the Schroff Group to engage in any line of business or to compete with any other person;

(iii) any Contract for the purchase of raw materials or supplies for, or the furnishing of services to, the Business, determined as of the date listed on such Exhibit,

(A)     for which, to the knowledge of Seller,
comparable goods or services are not readily available in the ordinary course of business, at prices at or similar to those which the Schroff Group has agreed to pay under such Contract, or
(B) the quantities of which are in excess of the normal operating requirements of the Business for the Schroff Group; or

(iv) any distributor, sales representative or agency agreements to which any member of the Schroff Group is a party, regardless of amounts involved.

(b) Except as set forth therein, each Contract listed on Exhibit 6.12 is in full force and effect and there exists no default nor to the knowledge of Seller, no event, occurrence, condition or act exists
(including the sale of the Assets or the assignment of the Contracts in accordance herewith) which, with the giving of notice or the lapse of time, would become a default thereunder.

6.13    Employee Matters.  Except as set forth in
Exhibit 6.13, there has been no complaint filed with any Governmental Authority or other body alleging unfair labor practices, human rights violations, employment discrimination charges, or the like, and there are no existing facts known to the Seller which would lead to any such charge. Exhibit 6.13 lists all collective bargaining agreements or agreements with a works council or similar body. For the past three years, there has not occurred any work stoppages, walkouts or strikes. No notice has been received of any pending claim asserting any failure to comply with any Applicable Law relating to employment of labor, wages, hours, collective bargaining, withholding taxes on employee compensation, or employee health and benefits. The representations contained in this
Section 6.13 shall be made only with respect to Seller, Schroff S. A., Schroff UK Ltd., Schroff Inc. and
Schroff K. K.

6.14    Litigation.  Except as set forth on Exhibit
6.14 hereto, there are no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings or investigations pending or, known to the Seller, threatened against the Schroff
Group, arising out of the Business. Routine litigation relating to the collection of receivables shall only be listed if the aggregate amount involved is in excess of DM 5 million. No member of the Schroff Group is subject to a judgment, order or decree entered in a lawsuit or proceeding which might have a material adverse effect on the Business or render it unable in any material respect to acquire any property or conduct business (in the manner presently conducted) in any jurisdiction.

6.15    Compliance with Laws.  Except as set forth on
Exhibit 6.15 and except for environmental and similar laws addressed in Section 6.17, the Schroff Group is in compliance in all material respects with all Applicable
Laws.

6.16    Permits, Certifications and Licenses.  Exhibit
6.16 lists all of the Operating Permits of the Seller.
Each such permit, certification and license is in full force and effect. The Schroff Group is without notice of any threatened or pending action which would result in any revocation of any Operating Permits which would materially and adversely affect the operation of the Business as presently conducted.

6.17    Environmental Laws.  Except as set forth on
Exhibit 6.17, the Schroff Group is in compliance in all material respects with all Applicable Laws with respect to the environment. Seller is not aware of any pending or threatened environmental investigation or proceeding with respect to the operation of the Business. Except as set forth on Exhibit 6.17, there is and has been no current or past usage or practice of the Business with respect to any Hazardous Substances which may support a claim or cause of action against the Schroff Group under Applicable Law.

6.18 Insurance. Exhibit 6.18 hereto contains an accurate and complete list of insurance policies which the Schroff Group maintains with respect to the Business or their properties or employees. Except as set forth on Exhibit 6.18, all such policies are in full force and effect and shall survive the Closing.
Since December 31, 1992 there has not been any material adverse change in the Schroff Group's relationship with its insurers or on their premiums payable pursuant to such policies.

6.19    Employee Benefits.

(a) Exhibit 6.19 contains a complete listing of the benefits to employees granted by the Schroff Group beyond what is provided for by Applicable Law or collective bargaining agreements previously supplied to Buyers. Except as set forth in Exhibit 6.19, the costs of such Employee Benefits which are paid currently by the Schroff Group are reflected as expenses in the statements of income contained in the Financial
Statements of the members of the Schroff Group. Except as set forth in Exhibit 6.19, the costs of such Employee Benefits which are, in whole or in part, not paid currently are reserved for in the balance sheets contained in the Financial Statements of the members of the Schroff Group.

(b) Except as described in Exhibit 6.19 no member of the Schroff Group has, since December 31, 1992, instituted or increased the benefit levels of any benefit programs or specific benefits or changed the material terms thereof or conditions for participation therein or vesting thereof beyond the ordinary course of business or contrary to prior practice.

(c)     Except as set forth on Exhibit 6.19,

(i) each member of the Schroff Group has performed all material obligations required to be performed by it under the Employee Benefits;

(ii) no member of the Schroff Group is in material default under or in material violation of, or has any knowledge of any default or violation by any other party to any of the Employee Benefits;

(iii)   there are no requests for documents,
investigations, proceedings or claims pending, or to Seller's knowledge, threatened (other than routine claims for benefits) or which could reasonably be expected to be asserted, with respect to any Employee
Benefit, against any member of the Schroff Group, any of the assets of any such member or against the assets of any funded Employee Benefit;

(iv) Schroff Inc. does not maintain or contribute to, nor at any time in the past has it maintained or contributed to, any Employee Benefit subject to Section
302 of Title IV of the U. S. Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), or Section
412 of the U. S. Internal Revenue Code of 1986, as amended; and

(v) Schroff Inc. is not and has not been obligated to contribute to any "multiemployer plan" as defined in
Section 4001 (a) (3) of ERISA.


6.20 Accounts Receivable. Handling of accounts receivable with customers has been undertaken in a normal and customary manner consistent with the prior practice of the Business.


6.21    Books and Records.

(a)     The respective minute books of the
Subsidiaries, as previously made available to Buyers, contain full and complete minutes of all annual, special and other shareholders' meetings (or written consents in lieu thereof) of each of them; the signature on such minutes and written consents are the true signatures of the persons purporting to have signed them.

(b) The Seller has maintained its records in strict compliance with Applicable Law. The Schroff Group does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of the Schroff Group.

6.22 Transactions with Related Parties. Except as set forth on Exhibit 6.22 hereto, the Schroff Group is not a party to any transaction or proposed transaction, including, without limitation, the leasing of the property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with Krupp or any person who is related to or affiliated with Krupp involving payments or accruals of more than DM 100.000 in fiscal years 1992 or 1993.

6.23 Bank Accounts. Exhibit 6.23 hereto sets forth a true and complete list of all banks in which any member of the Schroff Group has an account, safe deposit box or line of credit and the names and titles of all persons authorized to draw thereon or to have access thereto.

6.24    No Undisclosed Liabilities. Neither the Schroff
Group nor any of its properties is subject to any known liability or obligation (absolute, accrued, contingent or otherwise), including without limitation any Contract, except:

(i)     as disclosed in the Exhibits hereto or
reflected in the Group Balance Sheet or in the notes to Seller's Balance Sheet; and

(ii) liabilities or obligations arising or incurred in the ordinary course of operation of the Business since December 31, 1993 and then only as consistent with the past practice of the Schroff Group.

6.25 Product Warranty. Warranty claims have been handled in a normal and customary manner consistent with the prior practice of the Business.

6.26    Major Customers and Suppliers.

a) Exhibit 6.26 contains a list of the twenty (20) largest customers of the Schroff Group, showing the total DM amount of net sales to each such customer during the period from January 1 through October 31, 1993. Seller has no reason to believe that any of the customers listed on Exhibit 6.26 will not continue to be a customer of the Schroff Group after the Closing at substantially the same level of purchases as heretofore.

b) Exhibit 6.26 contains a list of the ten (10) largest suppliers to the Schroff Group, showing the total DM amount of purchases from each such supplier during the period from January 1 through October 31, 1993. Seller has no reason to believe that any of the suppliers listed on Exhibit 6.26 will not continue to be a supplier to the Schroff Group after the Closing and will not continue to supply substantially the same quantity and quality of goods at competitive prices.

6.27    Prospective Changes.  Except as described in
Exhibit 6.27 hereto, there are no impending changes in the Business or in the relationships of the Schroff
Group with its customers or suppliers, or in any governmental actions or relations affecting the Business, which if one or more should occur, could have a material adverse effect on the Business.

6.28 All Assets. The Assets constitute all of the assets necessary to conduct the Business as it has been conducted by Seller since its acquisition of the assets of the former Schroff GmbH.

6.29 Material Omissions. No representation or warranty by Seller in this Agreement nor any statement, certificate or exhibit furnished to or to be furnished by Seller pursuant to this Agreement or any document or certificate delivered to Buyers pursuant to the Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.


7. Buyers' Representations. Buyers represent and warrant to the Seller as follows and acknowledge that the same shall be true as of the date hereof and of the Closing Date and shall survive the Closing of this transaction in accordance with Section 24 of this
Agreement:

7.1     Organization of Pentair Deutschland.  Pentair
Deutschland is a limited liability company in formation
(notarial deed of December 15, 1993 no. 190 of the notary Dieter Heitbaum, attached hereto as Exhibit 7.1) organized and validly existing under the laws of the Federal Republic of Germany and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns. Pentair Deutschland has filed for registration with the competent
Commercial Register in Pforzheim. Exhibit 7.1 hereto contains a complete and correct copy of its Articles of Association as presently in effect and the application to the Commercial Register for registration of Pentair
Deutschland, or in the case that Pentair Deutschland has been entered in the Commercial Register, a copy of the certified extract of the entry of Pentair
Deutschland therein, as the case may be.

7.2 Organization of EuroPentair. EuroPentair is a limited liability company in formation (notarial deed of December 14, 1993, no. 189 of the notary Dieter
Heitbaum, attached hereto as Exhibit 7.2) organized and validly existing under the laws of the Federal Republic of Germany and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns. EuroPentair has filed for registration with the competent Commercial Register in Pforzheim. Exhibit
7.2 hereto contains a complete and correct copy of its Articles of Association as presently in effect and the application to the Commercial Register for registration of EuroPentair, or in the case that EuroPentair has been entered in the Commercial Register, a copy of the certified extract of the entry of EuroPentair therein, as the case may be.

7.3 Organization of F C Holdings. F C Holdings is duly and validly organized and existing under the laws of the State of Delaware and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns. Exhibit 7.3 hereto contains a complete and correct copy of F C Holdings'
Certificate of Incorporation and By-Laws as presently in effect.

7.4     Valid and Enforceable Agreement.  This
Agreement constitutes a valid and binding agreement of each of the Buyers enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally under any Applicable Law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violates or conflicts with, results in a breach of, or constitutes a default under (i) any law, regulation, judgment or order, decree award or ruling to which the Buyers are subject,
(ii) the Articles of Association or Certificate of Incorporation, as the case may be, of Buyers or (iii) subject to obtaining necessary consents, under material guaranties, contracts, agreements or leases or other restrictions of any kind or character, to which Buyers are parties, by which Buyers are bound or to which any of their property is subject.


8. Actions Following Execution. The parties hereto agree that from the date hereof to the Closing
Date or, if no Closing shall take place, to the date of termination of this Agreement:

8.1 Operations. Without the consent of the Buyers' representatives:

(i) Seller will conduct, and shall cause its Subsidiaries to conduct, the Business in the ordinary course and in accordance with the Schroff Group's operational and capital plans as revised from time to time.

(ii) Seller will not enter into any transaction or perform any act which could constitute a breach of the representations, warranties or covenants contained herein, or which would be outside the ordinary course of business or inconsistent with prior practice of the Business.

(iii)   Seller will pay, and shall cause the
Subsidiaries to pay, creditors of the Business consistent with its and their prior practice and course of dealing with such creditors.

(iv) The Schroff Group shall not grant any bonus or increase in pay to employees other than bonuses or increases consistent with the past practice of the Business.

(v) Seller shall use its best efforts to preserve the business organization of the Schroff Group intact and to keep available to Pentair Deutschland the services of Seller's present employees.

The Buyers and their designated representatives will promptly respond to all notifications by Seller hereunder and shall not unreasonably withhold their consent under this Section 8, so long as such actions do not adversely affect the conduct of the Business as presently carried on by the Schroff Group, its profitability, operations, financing or the value of the Assets.

8.2     Additional Restrictions Following Economic
Transfer Date.  Following the Economic Transfer Date,
Seller shall not, except as otherwise contemplated in this Agreement:

(i)     pay any dividend in cash or make any
distribution in cash with respect to its shares,
(ii)    redeem any shares,
(iii) other than in the ordinary course of business, make any loans, borrow any funds (except pursuant to Section 8.8 below) or guarantee any obligation of any party,
(iv) pay any management fee or corporate office charge to any affiliated person, or
(v) materially revise its capital and operational plans,

without the consent of the Buyer's designated representatives.

8.3 Maintenance of Assets. Seller shall maintain the Assets in good operating condition. Seller shall not remove, retire or sell any of the Assets, without the consent of Pentair Deutschland's designated representatives, outside the ordinary course of business or inconsistent with prior practice of the Business.

8.4     Access to Records and Facilities.  The Schroff
Group will make available to Buyers and their designated representatives, all of the books and records relating to the Business and the Assets.
Buyers, their designated representatives and employees, shall be given full access during regular business hours to the Schroff Group's physical plants upon 2 days notice in writing to the designated representatives of the Schroff Group at such locations, and the Schroff Group and its employees shall cooperate fully with Buyers in their examination and inspection of the same.

8.5     Requirements with Respect to Subsidiaries.
Buyers and Seller agree that promptly following execution of this Agreement, they shall actively cooperate in making all requests, filings and applications for all consents, approvals or other actions necessary to permit on the Closing Date the transfer to EuroPentair and F C Holdings of all shares of stock in the Subsidiaries.

8.6     Requirements with Respect to Other Assets.
Pentair Deutschland and Seller agree that promptly following clearance by the German Cartel Office of the transactions contemplated herein, they shall actively cooperate in making all requests, filings and applications for transfer or assignment of, or consents to the transfer or assignment of, all Contracts, Operating Permits, Vehicles and other Assets which may not be transferred or assigned without the consent, approval or other action of third parties.

8.7     Krupp Cash Clearing System.  On the Economic
Transfer Date, the Schroff Group shall be separated from participation in the Krupp cash clearing system.

8.8     Interim Financing.  From the Economic Transfer
Date to the Closing Date, Krupp shall secure for the Schroff Group financing for working capital, either directly or through one or more banking institutions, on a short-term basis on customary banking terms at prevailing market interest rates for such financing (or at a rate of 6.8% per annum, if such financing is provided directly by Krupp). At Closing, Buyers shall assume any such third-party financing, and shall secure the discharge of Krupp from any continuing obligations with respect to such financing. Buyers and Seller shall settle all amounts owing with respect to interim financing provided by Krupp or its affiliates on the later of the Closing Date or the date ten (10) business days following the rendering to the other of an accounting for such amount.

8.9     Subsidiary Dividends.  Prior to the Economic
Transfer Date, Seller may cause Schroff S. A. to pay to
Seller a dividend not greater than the equivalent of DM
12.000.000 and may further cause Schroff UK Ltd. to pay to Seller a dividend not greater than the equivalent of DM 5.000.000, to the extent that such dividends are legally available under Applicable Law.

9.      Covenants of Seller.    In connection with the
transactions contemplated in this Agreement, Seller agrees to perform the following actions or to enter into the following agreements:

9.1 Further Documents and Assurances. At any time and from time to time after the Closing Date, Seller shall, upon request of Buyers, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit Buyers to enjoy their rights and benefits hereunder. If requested by Buyers, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Pentair Deutschland, any claim, right or benefit transferred by this Agreement that may require prosecution or enforcement in Seller's name.

9.2 No Impairment of Transaction. Seller shall take no action which would impair or prevent the consummation of the transactions contemplated by this Agreement.

10.     Covenants of Buyers.    In connection with the
transactions contemplated in this Agreement, Buyers agree to perform the following actions or to enter into the following agreements:

10.1 Further Documents and Assurances. At any time and from time to time after the Closing Date, Buyers shall, upon request of Seller, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit Seller to enjoy its rights and benefits hereunder.

10.2 No Impairment of Transaction. Buyers shall take no action which would impair or prevent the consummation of the transactions contemplated by this Agreement. In addition, EuroPentair agrees that it shall not transfer, pledge or otherwise dispose of any of the shares of stock of Pentair Deutschland prior to the Closing.

10.3 Operating Permits. Pentair Deutschland shall promptly undertake to apply for and to take all other actions to obtain at or prior to Closing all Operating
Permits required to operate the Straubenhardt Facility in a normal and customary manner consistent with Seller's prior practice.

10.4 Maintenance of Records and Access. Buyers agree to maintain their books and records, including without limitation relevant tax documents relating to periods prior to the Economic Transfer Date, for the statutorily mandated period and to provide access thereto and to provide reasonable support to Seller and Krupp upon reasonable prior notice to the extent they might need access thereto for all normal and customary purposes.


11.     Conditions Precedent to Obligation of Buyers.
The obligations of Buyers hereunder are subject to fulfillment prior to or at Closing of each of the following conditions:

11.1    Representations and Covenants.  The
representations of Seller herein shall be true and correct in all respects and Seller shall have performed all of the obligations to be performed by it prior to Closing in the time and manner herein stated.

11.2 Certified Copy of Resolutions. Seller shall deliver to Buyers a certified copy of the resolutions adopted by Krupp's Supervisory Board authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

11.3 Injunctions. No injunctions shall have been issued restricting or prohibiting the transactions contemplated by this Agreement.

11.4    Opinion of Counsel.  Seller shall have
delivered to Buyers the opinion of its counsel, dated the Closing Date, in form and substance satisfactory to Buyers and their counsel to the effect that:

(a)     Seller is a limited liability company
organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns. To the extent
Seller does business outside its jurisdiction of incorporation, it is qualified or licensed to do business in such jurisdiction;

(b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violates or conflicts with, results in a breach of, or constitutes a default under (i) any law, regulation, judgment or order, decree, award or ruling to which Seller or the Assets are subject, (ii) the Articles of Association of Seller or (iii) subject to obtaining necessary consents, under material guaranties, contracts, agreements or leases or other restrictions of any kind or character known to counsel, to which Seller is a party, by which Seller is bound or to which any of its property is subject;

(c) all requisite corporate action has been taken by Seller for the due authorization, execution and delivery and performance of this Agreement by Seller and this Agreement constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally under any Applicable Law; provided further, however, no opinion is given that any particular provision will be enforced by specific performance;

(d) to counsel's knowledge, without investigation, Seller is not in default under any material contract to be assumed by Pentair Deutschland hereunder and there are no legal, administrative, or other governmental proceedings pending or threatened which materially and adversely affect the Business or the Assets except as disclosed in the Exhibits;

(e) each Subsidiary is a corporation organized, validly existing and in good standing under the laws of jurisdiction of its incorporation as set forth in
Exhibit 6.5 and has full power and authority (corporate and other) to carry on the business in which it is engaged as it is now being conducted and to own the properties and assets it now owns To the extent any Subsidiary does business outside its jurisdiction of incorporation, it is qualified or licensed to do business in such jurisdiction.

11.5 Environmental Assessments. Buyers shall have caused to be undertaken by independent consultants on its behalf and shall have received an environmental assessment of the locations of all manufacturing or warehousing sites of the Schroff Group, with findings thereof acceptable to the Buyers and, if appropriate based on such assessments, any further environmental studies, reports or other information necessary to permit Buyers to adequately investigate any existing environmental issues. If any action is recommended to be undertaken by any such assessment with respect to any potential problem not described in Exhibit 6.17, appropriate actions shall have been undertaken, or provision therefor satisfactory to Buyers, at Seller's cost, shall have been implemented; provided, however, that Seller shall not be obligated to Buyers hereunder to perform any such action; rather the failure or refusal by Seller to undertake any such implementation shall entitle Buyers to refuse to close the transactions contemplated herein.

11.6    Real Estate.  A preliminary registration
("Auflassungsvormerkung") of the Real Estate shall have been received in accordance with Exhibit 5.2.

11.7 Transfer of Assets. Buyer shall have received all Operating Permits necessary for it to operate the Straubenhardt Facility.

11.8 Certain Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated under the Agreement shall have been received; provided, however, Seller agrees to use its best efforts to obtain such consents and approvals prior to Closing. The waiting period required by the German Cartel Office or, in the United States, pursuant to Section 7A of the Clayton
Act and the rules and regulations promulgated thereunder, or any other relevant antitrust authority, if applicable, shall have expired or been terminated.

11.9 Guaranty. At the Closing, Krupp shall have provided to Buyers its Guaranty in the form attached as
Exhibit 11.9 hereto, promising to pay or to cause the Seller to pay to Buyers all indemnification amounts which may be owing to Buyers on the Closing Date or arising thereafter.

11.10   Approval by Board of Directors.  The Board of
Directors of Pentair shall have approved Buyers' execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.


12.     Conditions Precedent to Obligations of Seller.
The obligations of Seller are subject to fulfillment prior to or at Closing of each of the following conditions:

12.1    Representations and Covenants.  The
representations of Buyers herein shall be true and correct in all respects and Buyers shall have performed all of the obligations to be performed by Buyers prior to Closing in the time and manner herein stated.

12.2 Certified Copy of Resolutions. Buyers shall have delivered to Seller a certified copy of resolutions adopted by Buyers' shareholders or Board of Directors and the Board of Directors of Pentair authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

12.3 Injunctions. No injunctions shall have been issued restricting or prohibiting the transactions contemplated by this Agreement.

12.4    Opinion of Counsel.  Buyers shall have
delivered to Seller the opinion of their counsel, dated the Closing Date, in form and substance satisfactory to Seller and its counsel to the effect that:

(a) Pentair Deutschland is, as the case may be, either (i) a limited liability company in formation
(notarial deed of December 15, 1993 no. 190 of the notary Dieter Heitbaum,) which has been filed for registration with the competent Commercial Register in Pforzheim, Germany and is organized and validly existing under the laws of the Federal Republic of Germany or (ii) has been entered in the competent
Commercial Register Pforzheim, Germany and is a limited liability company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns;

(b) EuroPentair is, as the case may be, either (i) a limited liability company in formation (notarial deed of December 14, 1993, no. 189 of the notary Dieter
Heitbaum,) which has been filed for registration with the competent Commercial Register in Pforzheim, Germany and is organized and validly existing under the laws of the Federal Republic of Germany or (ii) has been entered in the competent Commercial Register Pforzheim, Germany and is a limited liability company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns;

(c) F C Holdings is duly and validly organized and existing under the laws of the State of Delaware and has full power and authority (corporate and other) to carry on its business as it is now being conducted and to own the properties and assets it now owns. F C
Holdings is in good standing in the states of Delaware and Minnesota, as evidenced by Certificates of Good
Standing issued thereby as of dates not earlier than ten days prior to the Closing Date;

(d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violates or conflicts with, results in a breach of, or constitutes a default under (i) any law, regulation, judgment or order, decree award or ruling to which the Buyers are subject, (ii) the Articles of Association or Certificate of Incorporation, as the case may be, of Buyers or (iii) subject to obtaining necessary consents, under material guaranties, contracts, agreements or leases or other restrictions of any kind or character known to counsel, to which Buyers are parties, by which Buyers are bound or to which any of their property is subject;

(e) all requisite corporate action has been taken by Buyers for the due authorization, execution and delivery and performance of this Agreement by Buyers and this Agreement constitutes legal and binding obligations of Buyers, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally under Applicable Law; provided further, however, no opinion is given that any particular provision will be enforced by specific performance;

(f) to counsel's knowledge, without investigation, there are no legal, administrative, or other governmental proceedings pending or threatened which materially and adversely affect the business or assets of any of the Buyers.

12.5 Certain Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated under the Agreement shall have been received; provided, however, Buyers agree to use its best efforts to obtain such consents and approvals prior to Closing. The waiting period required by the German Cartel Office or, in the United States, pursuant to Section 7A of the Clayton
Act and the rules and regulations promulgated thereunder, or any other relevant antitrust authority, if applicable, shall have expired or been terminated.

12.6 Guaranty. At the Closing, Pentair shall have provided to Seller its Guaranty in the form attached as
Exhibit 12.6 hereto, promising to pay or to cause the Buyers to pay to Seller all indemnification amounts which may be owing to Seller on the Closing Date or arising thereafter.

12.7    Approval by Supervisory Board.  The Supervisory
Board of Krupp shall have approved Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.


13. Allocation of Purchase Price. The purchase price applicable to the purchase of the Assets shall be allocated among the Assets as reflected on Exhibit 13.


14. Broker. Seller represents and warrants to Buyers that it has dealt with no broker in connection with the sale of the Business. Seller will defend, indemnify and hold Buyers harmless from and against any claim for commissions and all liability, costs and expenses in connection therewith, by reason of the assertion of any agreement, understanding or other arrangement with Seller with respect to the transactions contemplated herein.

Buyers represent and warrant to Seller that they have dealt with no broker in connection with the purchase of the Business. Buyers will defend, indemnify and hold
Seller harmless from and against any claim for commission, and all liability, costs and expenses in connection therewith, by reason of the assertion of any agreement, understanding or other arrangement with Buyers with respect to the transactions contemplated herein.


15.     Expenses and Taxes.

15.1 Seller's Expenses. Seller shall pay, out of the purchase price payable to it under this Agreement
(if paid subsequent to December 31, 1993), all expenses incurred by, and all taxes imposed upon, it or any other member of the Schroff Group relating to the transactions contemplated by this Agreement, including without limitation, the fees and expenses of their respective legal, accounting and financial advisors.

15.2    Buyers' Expenses.  Buyers shall pay all
expenses incurred by, and all taxes imposed upon, each of them relating to the transactions contemplated by this Agreement, including without limitation, the fees and expenses of their respective legal, accounting and financial advisors. Pentair Deutschland agrees to pay the real estate transfer tax relating to the transfer of title to the Real Estate. Buyers agree to pay the notarial fees for the notarization of this Agreement.

15.3 Indemnity for Subsidiary Taxes. All taxes, all liability for taxes and all tax claims, whether income taxes, trade taxes, value added taxes, sales and use taxes, property taxes, real estate taxes, employment-related taxes and charges and withholding taxes on employee compensation, including without limitation interest, penalties, surcharges and the like
(collectively, "Taxes") for, or payable with respect to, any period ending on or before December 31, 1993
(the "Indemnity Period"), for each of the Subsidiaries, shall be the responsibility of, and shall be borne solely by, Seller. The Subsidiaries have established appropriate reserves for such tax liabilities.

15.3.1 The liability for all Taxes of the Subsidiaries for the Indemnity Period by law remains with each Subsidiary, who shall also retain the associated reserves and no special calculation shall be made at Closing with respect to reserves for Taxes of Subsidiaries for the purpose of determining the value of the Net Equity under the provisions of Section 3.2 hereof.

15.3.2 The term "Assessment Period" shall mean, as to each separate Tax for each separate Subsidiary, the period from the Closing Date to the date which is the later of (i) the expiration of the time for assessment by the competent Governmental Authority or (ii) the date on which all tax audits, if any, for the Indemnity
Period, or any portion thereof, shall have become final and subject to no further appeal and the relevant Tax liability with respect thereto shall have become fixed.

15.3.3 To the extent that the associated tax reserves reflected on the December 31, 1993 financial statements of each separate Subsidiary are greater than actual
Taxes payable with respect thereto, as determined in accordance with this Section 15.3, the amount of such excess reserves, as an addition to Net Equity of the Seller, will be promptly paid, with interest thereon from the Economic Transfer Date to the date of payment compounded annually at the rate of 6.8% per annum, by Pentair Deutschland to Seller, once the Assessment
Period, as defined above in Section 15.3.2, has ended.


15.3.4 To the extent that the associated tax reserves reflected on the December 31, 1993 financial statements of each Subsidiary are less than actual Taxes payable with respect thereto, as determined in accordance with this Section 15.3, the amount of such shortfall or reserves for Taxes, as an reduction in the purchase price of the Seller, will be promptly paid, with interest thereon from the Economic Transfer Date to the date of payment compounded annually at the rate of 6.8% per annum, to Pentair Deutschland by Seller, once the Assessment Period has ended.

15.3.5 If any filing or return for Taxes for any portion of the Indemnity Period has not been made on or before the Closing Date, the respective Subsidiaries shall timely make such filing or return in accordance with the past practice of the Schroff Group.

15.3.6 EuroPentair and F C Holdings agree that they shall provide to Seller copies of all returns for Taxes filed with the respective Governmental Authorities and prompt notice of all communications regarding Tax audits, assessments or inquiries to and from such Governmental Authorities.

15.3.7  Seller or Krupp may, in accordance with Section
18.3 hereof, assume the direction and control of some or all audits, assessments or inquiries with regard to Taxes imposed or sought to be imposed upon any Subsidiary for any portion of the Indemnity Period.
Should Seller or Krupp assume direction and control of any such audit, assessment or inquiry, EuroPentair and F C Holdings agree that they shall cause the appropriate Subsidiary to support Seller or Krupp in the prosecution of such audits, assessments or inquiries to the extent reasonably necessary and mutually agreed. Seller and Krupp hereby agree that all out-of-pocket expenses of each Subsidiary incurred in the conduct of such support shall be promptly reimbursed.

15.3.8 The provisions of Section 18 relating to indemnification generally shall apply to all audits, assessments or inquiries regarding Taxes, to the extent not inconsistent with the express provisions of this
Section 15.3.


16.     Reduction in Purchase Price.

16.1    Claim for Reduction.  Notwithstanding

(i) the right of the Buyers to refuse to close the purchase of the Assets in the event of any misrepresentation as provided by Section 11.1 of this Agreement,

(ii) that such misrepresentation was made either knowingly, recklessly, negligently or innocently, and

(iii)   that Buyers could have known of such
misrepresentation as a result of Buyers' investigation of the Schroff Group in connection with the transactions contemplated herein,

in the event of any misrepresentation contained in Sections 6.3, 6.4, 6.5, 6.7, 6.8, 6.9, 6.10, 6.16, 6.20
and 6.25 of this Agreement, Buyers shall be entitled to a reduction of the purchase price for the Assets in an amount equal to the difference between (A) the purchase price of the Business, as calculated pursuant to
Section 3.2 hereof and (B) what the purchase price of the Business would have been, if the Group Balance
Sheet had accurately reflected the economic value of the misrepresented item, subject to any limitation of liability contained in this Agreement.

16.2 Notice of Claim. Promptly upon discovery of any misrepresentation contained in any of the Sections of this Agreement listed in Section 16.1 above, Buyers shall give Seller written notice of such claim, subject to the provisions of Section 24 hereof, along with the proposed adjustment of the purchase price and a full statement of the reasons therefor. Within 30 days following dispatch of such claim, Seller shall either pay the amount of the claim to Buyers (subject, however, to the limitation on payment of claims provided for in Section 19 hereof) or advise Buyers of Seller's intent to dispute such claim, along with a full statement of the reasons therefor.


17.     Damages for Breach of Agreement.

17.1    Claim for Damages.  Notwithstanding

(i) the right of the Buyers to refuse to close the purchase of the Assets in the event of any misrepresentation as provided by Section 11.1 of this Agreement,

(ii) that such misrepresentation was made either knowingly, recklessly, negligently or innocently, and

(iii)   that Buyers could have known of such
misrepresentation as a result of Buyers' investigation of the Schroff Group in connection with the transactions contemplated herein,

in the event of any misrepresentation contained in Sections 6.6, 6.11, 6.12, 6.14, 6.15, 6.17, 6.22, 6.24,
6.27 and 6.28 of this Agreement, Buyer shall be entitled to recover any and all liabilities, losses, damages, claims, costs and expenses, including all legal fees, incurred by Buyers, by reason of, arising out of or relating in any way to such misrepresentation, subject to any limitation of liability contained in this Agreement.

17.2 Notice of Claim. Promptly upon discovery of any misrepresentation contained in any of the Sections of this Agreement listed in Section 17.1 above, Buyers shall give Seller written notice of such claim, along with the proposed calculation of damages and a full statement of the reasons therefor. Within 30 days following dispatch of such claim, subject to the provisions of Section 24 hereof, Seller shall either pay the amount of the claim to Buyers (subject, however, to the limitation on payment of claims provided for in Section 19 hereof) or advise Buyers of Seller's intent to dispute such claim, along with a full statement of the reasons therefor.


18.     Indemnification of Parties.

18.1 Indemnification by Seller. Without limiting any other substantive remedy Buyers may expressly have hereunder, including without limitation those provided in Sections 16 and 17 hereof, Seller hereby agrees to indemnify, defend and hold Buyers harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, from the assertion against Buyers of any liabilities of Seller not assumed by Buyers hereunder or any claim or demand for payment therefor.

18.2 Indemnification by Buyers. Without limiting any other substantive remedy Seller may expressly have hereunder, including without limitation those provided in Sections 16 and 17 hereof, Buyers hereby agree to indemnify, defend, and hold Seller harmless from and against in respect of all and any liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, from the failure of Buyers to pay, discharge, or perform any liability assumed by Buyers hereunder.

18.3    Procedure for Claiming Indemnification.

(a)     The party seeking indemnification (the
"Indemnitee") shall give the party from whom indemnification is sought (the "Indemnitor") notice of any claim or the commencement of action or proceeding promptly after the Indemnitee receives notice thereof;
provided, however, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent the Indemnitor is actually prejudiced or harmed by such failure to give notice. The Indemnitor shall be permitted to participate in or to assume the defense of any such claim or litigation resulting from such claim, with counsel reasonably satisfactory to the Indemnitee.
Indemnitor must provide Indemnitee written notice of such assumption of defense within thirty (30) days of receipt of Indemnitor of notice of the proceeding.

        (b)     If the Indemnitor assumes the defense
of any such claim or litigation resulting therefrom, the Indemnitor shall take all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and hold the Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnitor or any judgment in connection with such claim of litigation resulting therefrom. The Indemnitee may participate, at its expense, in the defense of any such claim or litigation, provided that the Indemnitor shall direct and control the defense of such claim or litigation.
Except with the written consent of the Indemnitee, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release from a liability with respect to the claim or litigation.

        (c)     If the Indemnitor shall not assume the
defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnitor shall deposit with the Indemnitee a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to Indemnitee a surety bond in form and substance reasonably satisfactory to Indemnitee, Indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for the amount of all expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any final judgment rendered with respect to such claim or in such litigation and for all reasonable expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation, but only to the extent that such amounts are actually paid.

19. Limitation on Monetary Remedy of Buyer. The first DM 1.000.000 (the "basket amount") of (i) reduction in the purchase price pursuant to Section 16 hereof, and (ii) damages payable to Buyers pursuant to
Section 17 hereof, in the aggregate, shall be borne by Buyers and shall not be refundable or payable by Seller; provided, however, that if all amounts of monetary relief in favour of Buyers pursuant to Sections 16 and 17 exceed the basket amount, then all such sums in excess of the basket amount shall be paid by Seller to Buyers.

20. Seller's Confidential Information. Buyers acknowledge that pursuant to their right to inspect
Seller's records and facilities, Buyers may become privy to Confidential Information. Buyers agree that in the event the transaction contemplated by this Agreement is not completed, all Confidential
Information disclosed to Buyers shall remain confidential, shall not be used for the benefit of Buyers or disclosed to outside sources and all recorded evidence thereof shall be delivered to Seller together with certificate to the effect that no copies thereof remain in possession of Buyers, or Buyers' agents, affiliates, counsel or auditors. All parties hereto agree that they shall be bound by the terms of the Confidentiality Agreement between Pentair and Krupp dated October 10, 1993 as if they were signatories thereto.


21. Termination of Agreement. This Agreement may be terminated upon ten (10) business days prior written notice at any time prior to Closing without liability of either party to the other:

(i)     by mutual consent of the Seller and Buyers;

(ii) by Buyers, if Closing has not occurred on or before June 30, 1994 as a result of the nonfulfillment of any of the conditions to Buyers' obligation to perform contained in Section 11 of this Agreement;

(iii) by Seller, if Closing has not occurred on or before June 30, 1994 as a result of the nonfulfillment of any of the conditions to Seller's obligation to perform contained in Section 12 of this Agreement.

This Agreement may also be terminated by any party upon ten (10) business days prior written notice if a non-terminating party has breached any covenant to be performed by it pursuant to Section 3, 4, 8, 9 or 10 hereof. In such event, the terminating party shall have the right to receive, as damages for such breach, reimbursement of all expenses incurred by it in connection with the transactions contemplated in this Agreement. Neither party shall be liable for, and no party may recover, consequential damages as a result of the termination of this Agreement. Termination of this Agreement shall not affect in any way the continuing obligations of the parties hereto pursuant to Section
14 hereof relating to brokers and Section 20 hereof relating to the treatment of Confidential Information.


22.     Consequential Damages.  Seller is not
responsible for and Buyers may not recover from Seller any amount of consequential damages, e. g., lost profits or the like. Notwithstanding this exclusion of consequential damages sustained by Buyers, to the extent Buyers sustain any loss or incur any expense compensable under this Agreement which contains or includes any measure of consequential damages sustained by a third party, for which Buyers are held responsible, then such losses or expenses shall be recoverable from Seller.


23.     Announcements.  Buyer and Seller shall
cooperate in the preparation of any announcements regarding the transaction contemplated by this Agreement. Except as required by Applicable Law (in which case such announcing party shall prior thereto advise the other parties), no party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the others, which consents shall not be unreasonably withheld.


24. Survival of Representations. Notwithstanding any statutory limitations to the contrary, all representations herein shall survive the Closing hereof for a period of two (2) years, except for the representations set forth in Section 6.17 hereof, which shall survive the Closing for a period of four (4)
years. The parties hereto each agree that Section 377 of the HGB shall not apply to this Agreement.


25. Amendments. This Agreement may only be amended or modified by written instrument executed by the parties hereto.


26. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and shall be deemed given, if personally delivered, upon delivery, or if mailed, upon deposit in German or United States mail, first class airmail, postage prepaid, certified mail and addressed as follows:

(a)  If to Seller:  Vermogensverwaltung Straubenhardt
                      GmbH
                    Altendorferstrasse 103
                    45143 Essen, Germany
                    Fax: (0201) 1882328
                    Attn: Mr. Reineke

    with a copy to: Fried. Krupp AG Hoesch-Krupp
                    Altendorferstrasse 103
                    45143 Essen, Germany
                    Fax: (0201) 1882233
                    Attn: Mr. Ringleb

(b)  If to Buyers:  Pentair Deutschland GmbH or
                    EuroPentair GmbH
                    P. O. Box 3
                    D-75332 Straubenhardt, Germany
                    Fax: (07082) 794670
                    Attn: Mr. Gengenbach

                    F C Holdings, Inc.
                    Waters Edge Plaza
                    1500 County Road B2 West
                    St. Paul, MN 55113-3105
                    Fax:  (612)  639-5251
                    Attn:  Gerald C. Kitch

   with copies to:

Pentair, Inc.                     Henson & Efron, P.A.
Waters Edge Plaza                 1200 Title Insurance
                                        Building
1500 County Road B2 West          400 Second Avenue
                                        South
St. Paul, MN 55113-3105           Minneapolis, MN 55401
Fax:  (612)  639-5203             Fax:  (612) 339-6364
Attn:  Richard W. Ingman          Attn: Louis L.
                                        Ainsworth, Esq.


27. Waiver. No waiver by either party hereto of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed or construed as a further or continuing waiver of such condition or breach or waiver of any other or subsequent condition or the breach of any other term, covenant, representation or warranty contained in this Agreement.


28. Counterparts. Any number of counterparts of this Agreement may be executed and each such executed counterpart shall be deemed to be an original.


29. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the covenant contained in Section 10.2 hereof.


30.     Entire Agreement.  This Agreement, the
agreements made a part hereof, the Exhibits hereto and the instruments delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede all prior written agreements and understandings, oral or written, between the parties relating to the subject matter hereof. The
Confidentiality Agreement between Pentair and Krupp dated October 10, 1993 shall continue in full force and effect following execution hereof.


31.     English Language.  The English version of this
Agreement, regardless of whether a translation into any other language is or will be made, will be the only authentic version. All Exhibits to be delivered hereunder may be in their original language without translation.


32.     Governing Law.  This Agreement shall be
governed by and construed in accordance with the substantive laws of the Federal Republic of Germany.


33.     Arbitration of Disputes.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation or termination, that can not be resolved amicably by the parties shall be referred to and finally resolved by arbitration under the then applicable rules of the International
Chamber of Commerce, as hereinafter modified or supplemented.

(b) The arbitration proceeding shall be presided over by a panel of three arbitrators, one arbitrator each appointed by Buyers as a group and Seller and a chairman appointed by the two party-appointed arbitrators. Any communication between a party and any arbitrator shall be directed to the arbitration panel.
The parties expressly agree that the arbitrators may call and question any witness, including any expert witness and may require a party to produce any relevant documents or evidence prior to or at any hearing. The parties expressly agree that the arbitrators will be empowered to grant injunctive relief in the form of interim orders pending the outcome of the arbitration and in the final arbitral award.

(c) The location of the arbitration shall be London, England, and the language of the arbitration shall be English.

(d) The arbitral award will be the exclusive remedy for all claims, counterclaims, issues or accountings presented or pled to the arbitrators. The award will be granted and paid in Deutschmarks and may, in the discretion of the arbitrators, include interest from the date of breach or other violation of the Agreement until the award is fully paid. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereover. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.


34. Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason or should a relevant provision have been omitted, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such an event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance or for any omitted provision, a provision which corresponds to the spirit and purpose of such invalid, unperformable or omitted provision as far as permitted under Applicable Law with a view to the economic purpose of this Agreement.